EXHIBIT 99.1

Stamps.com Investor Contact:	Press Contact:
Stamps.com Investor Relations	Brew PR
(310) 482-5830	(310) 600-7160
http://investor.stamps.com	dena@brewpr.com

STAMPS.COM ANNOUNCES FIRST QUARTER 2008 RESULTS

Q1 Total Revenue $21.1 million and GAAP Net Income of $5.2 million

Non-GAAP Q1 Diluted Earnings Per Share of $0.14

LOS ANGELES - April 23, 2008 - Stamps.com® Inc. (Nasdaq: STMP) today announced results for the first quarter ended March 31, 2008.

For the first quarter:

•	Total revenue was $21.1 million, an increase of 5% versus the first quarter of 2007.
•	PC Postage® subscriber-related revenue, including service revenue, store revenue and insurance revenue, was $18.1 million, up 10% from the first quarter of 2007.
•
Total gross margin was 72% versus 73% in the first quarter of 2007. PC Postage subscriber-related revenue gross margin was 79% versus 80% in the first quarter of 2007, and PhotoStamps gross margin was 29% versus 34% in the first quarter of 2007.

•
Total spending on small business PC Postage customer acquisition, excluding spending on the enhanced promotion channel (which consists of online programs where additional promotions are offered to customers, and which are excluded from the Company’s customer metrics as explained below), was $6.2 million, up 40% from the same quarter last year, as Stamps.com continued to invest in its PC Postage sales and marketing for the long-term.

•
The Company continued its program to increase profitability in the PhotoStamps business by reducing the overall level of sales & marketing in this area by approximately 48% versus the first quarter of 2007; this resulted in PhotoStamps revenue of $3.0 million, down 5% versus the first quarter of 2007.

•
GAAP net income was $5.2 million, or $0.26 per fully diluted share, after the effects of non-cash items of $0.8 million of stock-based compensation expense, an asset write-off of $0.4 million, and an income tax benefit of $3.7 million.

•	Excluding the FASB Statement 123R expense, asset write-off, and the income tax benefit, non-GAAP net income per fully diluted share was $0.14.

“We continued to see very positive results in our PC Postage sales and marketing programs,” said Ken McBride, Stamps.com president and CEO. “Excluding the enhanced promotion channel, during the first quarter of 2008 we increased our total gross registered customer acquisition by 43% and we increased the number of customers that paid for our service by 38 thousand versus the first quarter of 2007. For PhotoStamps, we continued our program to increase profitability in the business line, with a smaller and more focused marketing plan. We decreased total sales and marketing in PhotoStamps by 48% but our revenue was only 5% lower than the first quarter last year. As a result, the profitability picture continued to improve for the PhotoStamps business this quarter.”

First Quarter 2008 Detailed Results

Stamps.com reported 2008 first quarter GAAP net income of $5.20 million. On a per share basis, total 2008 first quarter GAAP net income was $0.26 based on fully diluted shares outstanding of 20.0 million. First quarter GAAP net income was reduced by non-cash costs of $0.78 million for FASB 123R stock-based compensation expense and $0.45 million for a write-off of inventory of discontinued products. First quarter GAAP net income was increased by a non-cash income tax benefit of $3.67 million resulting from the reversal of a portion of the Company’s net deferred tax asset valuation allowance. The $0.78 million stock-based compensation expense, $0.45 million asset write-off, and $3.67 million income tax benefit were allocated among cost of sales, sales and marketing, research and development, general and administrative, and provision for income taxes as shown in the following table:

Excluding the FASB Statement 123R expense, asset write-off, and income tax benefit, 2008 first quarter non-GAAP net income was $2.75 million or $0.14 per fully diluted share based on fully diluted shares outstanding of 20.0 million. This compares to 2007 first quarter non-GAAP net income per fully diluted share excluding 123R expenses of $0.16 (there were no comparable asset write offs or reversal of the Company’s net deferred tax asset valuation allowance in the 2007 period). Thus, non-GAAP first quarter diluted earnings per share excluding 123R-related expenses were down 12% versus the same quarter last year.

PhotoStamps

During the first quarter, approximately 178 thousand sheets, or more than 3.5 million individual PhotoStamps, were shipped to customers. Since the beginning of the second market test in May 2005, more than 2.8 million sheets, or more than 57 million individual PhotoStamps, have been shipped to customers. Total first quarter PhotoStamps revenue was $3.0 million, a decrease of 5% versus the first quarter of 2007. During the first quarter, the Company continued its program to increase profitability in the PhotoStamps business, reducing the overall level of sales & marketing in this area by approximately 48% versus the first quarter of 2007.

Net Operating Losses Shareholder Notice

Under Internal Revenue Code Section 382 rules, a change in ownership can occur whenever there is a shift in ownership by more than 50 percentage points by one or more 5% shareholders within a three-year period. When a change of ownership is triggered, the Company’s net operating losses (NOL) asset may be impaired. We estimate that as of March 31, 2008, the Company was at an approximately 34% level compared with the 50% level that would trigger impairment of our NOL asset.

As part of our ongoing program to preserve future use of our NOL asset, Stamps.com requests that any shareholder contemplating owning 800,000 shares or greater contact the Company before doing so.

Net Operating Losses Protective Measures

Owing to the large value of the NOL asset and the risk of possible impairment through a change of ownership under Internal Revenue Code Section 382 rules, the Company plans to seek shareholder approval during its May 22, 2008 annual meeting for additional measures to protect its NOL asset (the “NOL Protective Measures”). For all details on the NOL Protective Measures, please refer to the Company’s definitive proxy filed April 2, 2008.

Share Repurchase

On February 7, 2008, following the decision to seek approval for the NOL Protective Measures, Stamps.com's Board of Directors approved an additional share repurchase program authorizing the Company to purchase up to 1.2 million shares of Stamps.com stock through August 6, 2008 as market and business conditions warrant. During the first quarter of 2008, the Company repurchased 0.5 million shares for a total cost of $4.5 million under that program. Over the past seven quarters, the Company repurchased a combined total of 4.6 million shares for a total cost of $64.5 million.

Share purchases may be made from time-to-time on the open market or in negotiated transactions in compliance with Rule 10b-18 of the United States Securities and Exchange Commission. The Company's purchase of any of its shares is subject to limitations that may be imposed on such purchases by applicable securities laws and regulations and the rules of the Nasdaq Stock Market. Purchases may be made in the open market, or in privately negotiated transactions from time to time at the Company's discretion. The timing of purchases, if any, and the number of shares to be bought at any one time will depend on market conditions.

Business Outlook

Stamps.com currently expects total 2008 revenue to be $80 to $90 million. 2008 GAAP net income per share is expected to be $0.58 to $0.68, including approximately $3.6 million of 2008 FASB Statement 123R stock-based compensation expense, the first quarter $0.5 million asset write-off and $3.7 million deferred tax benefit. Excluding the FASB Statement 123R expenses, the asset write-off, and the income tax benefit, non-GAAP 2008 net income per fully diluted share is expected to be $0.60 to $0.70.

Company Customer Metrics

Last quarter Stamps.com announced that it modified its publicly available PC Postage customer metrics. The new customer metrics are identical to the previous Company metrics, but now exclude customers from the enhanced promotion channel so as to give a more meaningful view of the underlying long-term business trends for all other marketing channels. A complete set of the old and new quarterly customer metrics over the past two fiscal years is available currently at http://investor.stamps.com (under a tab on the left side called Company Metrics).

Quarterly Conference Call

The Stamps.com financial results conference call will be web cast today at 5:00 p.m. Eastern Time and may be accessed at http://investor.stamps.com. The Company plans to discuss its business outlook during the conference call. Following the conclusion of the web cast, a replay of the call will be available at the same website.

Additional Tax Details

The Company’s first quarter results included a reversal of a portion of its net deferred tax asset valuation allowance. A valuation allowance was originally recorded against the deferred tax assets as the Company determined that the realization of those tax assets did not meet the more-likely-than-not criteria under accounting rules. During the first quarter of 2008, based on an evaluation of the Company’s most recent three calendar years of profitability and expectation of continued future net income, a $3.67 million tax benefit was recognized as the Company determined that it has met the more-likely-than-not criteria related to a certain portion of its total deferred tax assets. The Company continues to maintain a valuation allowance for the remainder of the deferred tax assets.

About Stamps.com and PhotoStamps

Stamps.com (Nasdaq: STMP) is a leading provider of Internet-based postage services. Stamps.com’s PC Postage service enables small businesses, enterprises, and consumers to print U.S. Postal Service-approved postage with just a PC, printer and Internet connection, right from their home or office. The Company targets its services to small businesses and home offices, and currently has PC Postage partnerships with Microsoft, EarthLink, HP, NCR, Office Depot, the U.S. Postal Service and others.

PhotoStamps is a patented Stamps.com product that couples the technology of PC Postage with the simplicity of a web-based image upload and order process. PhotoStamps is currently available under authorization of the U.S. Postal Service for its fourth phase market test with an authorization through May 16, 2008. Customers may create full custom PhotoStamps with their own digital photograph, or they may choose a licensed image from one of many PhotoStamps collections such as NFL®, Collegiate, and now the limited edition American Idol® collection. Since launching PhotoStamps in May 2005, more than 57 million individual PhotoStamps have been shipped to customers. Stamps.com currently has PhotoStamps partnerships with Apple, Google/Picassa, HP/Snapfish, Adobe, and others.

Non-GAAP Measures

To supplement the Company’s condensed financial statements presented in accordance with GAAP, Stamps.com uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP income from operations, non-GAAP pre-tax income, non-GAAP net income, non-GAAP earnings per diluted share, and non-GAAP gross margin. These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance and the Company’s prospects for the future and provide further information about the impact of the adoption of the new accounting standard FASB 123R. The Company believes the non-GAAP measures that exclude stock-based compensation, asset write-offs, and income tax benefits enhance the comparability of results against prior periods. These measures should be considered in addition to results prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results. Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the financial tables included on page 2 of this press release.

Not a Proxy Statement

This press release is not a proxy statement or a solicitation of proxies from the stockholders of Stamps.com. Any solicitation of proxies will be made only by the definitive proxy statement mailed by Stamps.com to all of its stockholders of record. STAMPS.COM STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT STAMPS.COM AND THE NET OPERATING LOSS PROPOSAL. The proxy statement and other relevant materials, as well as any other documents filed by Stamps.com with the SEC, may be obtained free of charge at the Company's web site at http://investor.stamps.com/edgar.cfm.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements about our anticipated results and our PhotoStamps spend that involve risks and uncertainties. Important factors, including the Company's ability to complete and ship its products, maintain desirable economics for its products and obtain or maintain regulatory approval, which could cause actual results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by STAMPS.COM, including its Annual Report on Form 10-K for the year ended December 31, 2007, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. STAMPS.COM undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Stamps.com, the Stamps.com logo and PhotoStamps are trademarks or registered trademarks of Stamps.com Inc. All other brands and names are property of their respective owners.

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STAMPS.COM INC.

STATEMENTS OF INCOME
(in thousands, except per share data: unaudited)

	Three Months ended March 31,
	2008	2007
Revenues:
Subscription	$15,197	$13,661
Product	2,483	2,358
Insurance	388	374
PhotoStamps	3,004	3,176
Other	-	453
Total revenues	21,072	20,022
Cost of revenues:
Subscription	2,742	2,343
Product	880	799
Insurance	120	116
PhotoStamps	2,127	2,083
Other	-	25
Total cost of revenues	5,869	5,366
Gross profit	15,203	14,656
Operating expenses:
Sales and marketing	8,623	7,831
Research and development	1,943	2,145
General and administrative	3,943	2,747
Total operating expenses	14,509	12,723
Income from operations	694	1,933
Other income, net:
Interest income	917	1,213
Other income	21	-
Total other income, net	938	1,213
Pre-tax income	1,632	3,146
Provision for income taxes	(3,566)	92
Net income	$5,198	$3,054
Net income per share:
Basic	$0.26	$0.14
Diluted	$0.26	$0.14
Weighted average shares outstanding:
Basic	19,723	21,892
Diluted	19,950	22,326

CONDENSED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2008	2007

ASSETS
Cash and investments	$90,301	$90,823
Trade accounts receivable	2,605	2,519
Other accounts receivable	446	1,209
Other current assets	2,189	2,489
Property and equipment, net	3,523	3,790
Intangible assets, net	602	871
Deferred tax asset	3,671	-
Other assets	3,611	3,252
Total assets	$106,948	$104,953

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable and accrued expenses	$10,799	$9,935
Deferred revenue	$2,380	$2,576
Total liabilities	13,179	12,511

Stockholders' equity:
Common stock	47	47
Additional paid-in capital	623,728	622,781
Treasury Stock	(68,237)	(63,737)
Accumulated deficit	(461,357)	(466,555)
Unrealized loss on investments	(412)	(94)
Total stockholders' equity	93,769	92,442
Total liabilities and stockholders' equity	$106,948	$104,953